                                                                      EXHIBIT 12
                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                  ------------------------------------------

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                                                                                         FOR THE NINE MONTHS
                                              YEAR ENDED LAST FRIDAY IN DECEMBER                                 ENDED
                                   ----------------------------------------------------------       ----------------------------
                                                                                                    SEPTEMBER 30,  SEPTEMBER 29,
                                      1990         1991         1992        1993         1994          1994            1995
                                   ----------  ----------   ----------   ----------   ----------    -------------  -------------
                                   (52 WEEKS)  (52 WEEKS)   (52 WEEKS)   (53 WEEKS)   (52 WEEKS)
Pretax earnings from
  continuing operations           $  282,328   $1,017,418   $1,621,389   $2,424,808   $ 1,729,604     $1,474,392     $1,328,569
Deduct equity in undistributed
  net earnings of unconsolidated
  subsidiaries                        (9,429)     (10,677)     (12,913)     (13,029)      (18,817)       (15,666)            --
                                  ----------   ----------   ----------   ----------   -----------     ----------    -----------
Total pretax earnings from
  continuing operations              272,899    1,006,741    1,608,476    2,411,779     1,710,787      1,458,726      1,328,569
                                  ----------   ----------   ----------   ----------   -----------     ----------    -----------
Add: Fixed charges:
  Interest                         5,343,107    5,073,824    4,822,711    6,008,511     8,585,832      6,198,030      8,559,298
  Other(A)                           139,483      146,733      145,778      145,575       131,482        104,043        105,302
                                  ----------   ----------   ----------   ----------   -----------     ----------    -----------
Total fixed charges                5,482,590    5,220,557    4,968,489    6,154,086     8,717,314      6,302,073      8,664,600
                                  ----------   ----------   ----------   ----------   -----------     ----------    -----------
Pretax earnings before fixed
  charges (excluding capitalized
  interest)                       $5,754,934   $6,226,369   $6,576,965   $8,565,865   $10,428,101     $7,760,799     $9,993,169
                                  ==========   ==========   ==========   ==========   ===========     ==========    ===========
Ratio of earnings to fixed
  charges                               1.05         1.19         1.32         1.39          1.20           1.23           1.15
                                  ==========   ==========   ==========   ==========   ===========     ==========    ===========
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(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.